Exhibit 10.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [*****] INDICATES THAT INFORMATION HAS BEEN REDACTED OR OMITTED.

License Agreement

This License Agreement (this “Agreement”) is made and entered into as of this ___ day of _______, 2023 (the “Effective Date”) by and between EXP Topco LLC, a Delaware limited liability company with its principal place of business at 530 Fifth Avenue, 12th Floor, New York, NY 10036 (“Licensor”), and Express, Inc., a Delaware corporation with its principal place of business at 1 Express Drive, Columbus, OH 43230 (“Licensee”).

WHEREAS, Licensee and Licensor are parties to that certain Contribution Agreement, dated on or about the Effective Date (the “Contribution Agreement”), pursuant to which Licensee contributed to Licensor all of their right, title and interest in and to certain of the Licensed Property (as defined below);

WHEREAS, on and subject to the terms and conditions herein, Licensor wishes to grant to Licensee, and Licensee wishes to receive from Licensor, a license to use the Licensed Property during the Term, solely in accordance with the terms hereof;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee (individually, a “party,” and together, the “parties”) agree as follows:

1.	Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in Exhibit A.

2.	Grant and Reservation of Rights.

A.

Exclusive License Grant. On and subject to the terms of this Agreement, Licensor hereby grants to Licensee the exclusive (even as to Licensor), sublicensable (to the extent permitted by Section 18), irrevocable (except as expressly set forth in Section 17.A), non-terminable (except as expressly set forth in Section 17.A) right and license to use the Licensed Property, within the Territory, for any and all lawful purposes, including on or in connection with:

(1)	the design, manufacture, distribution, sale and promotion of Goods and Services, including for sales through Specified Trade Channels, solely during the Term;

(2)	operation of brick-and-mortar store locations in the Territory branded under the EXPRESS® trademark or any other EXPRESS-formative Mark (“Branded Brick-and-Mortar Stores”), solely during the Term;

(3)

operation of the e-commerce sites branded under any Mark (including www.express.com and other sites branded under the EXPRESS® trademarks) (the “Branded E-Com Sites”), solely in the Territory (except for Permitted Ex-US Sales), and solely during the Term;

(4)	operation of marketplaces branded under any Mark (the “Branded Marketplaces”) in the Territory, solely during the Term;

(5)	participating in other marketplace platforms in the Territory, solely during the Term;

(6)

the design, manufacture, distribution, sale and promotion of Reserved Goods and Services, including for sale through Branded Brick-and-Mortar Stores, Branded E-Com Sites and Branded Marketplaces, solely during the Term;

(7)

operation and use of domain names, social media accounts, and other Internet properties and digital assets (including as part of the name or address of the foregoing), in connection with Branded Brick-and-Mortar Stores, Branded E-Com Sites, or otherwise in connection with the license rights granted hereunder in the Territory, solely during the Term; and

(8)	as part of a stock ticker name, corporate name, or trade name, in the Territory, solely during the Term.

B.

Non-Exclusive License Grant. On and subject to the terms of this Agreement, Licensor hereby grants to Licensee a non-exclusive, sublicensable (to the extent permitted by Section 18) irrevocable (except as expressly set forth in Section 17.A), non-terminable (except as expressly set forth in Section 17.A) right and license to use the Licensed Property outside the Territory, for the purpose of:

(1)	Permitted Ex-US Sales (defined below), solely during the Term;

(2)

the designing, manufacturing of (a) Goods and Services for ultimate sale or distribution of such Goods and Services pursuant to this Agreement, or (b) marketing, advertising, promotional, or other materials pursuant to this Agreement, solely during the Term;

(3)

subject to Licensor’s express prior written approval, sales outside the Territory made to any Approved Wholesaler, closeout retailers, or other third parties for sales for out-of-season, close-out, surplus, or obsolete Licensed Goods and Services and Licensed Goods and Services that have been misprinted or are damaged, imperfect, flawed, substandard quality, misprinted, or defective, solely during the Term;

(4)	the engagement of service providers, vendors, or suppliers, solely during the Term;

(5)	as part of a stock ticker name, corporate name, or trade name, solely during the Term; and

(6)	otherwise supporting, servicing, or operating any business in the Territory.

C.

Reserved Rights. Notwithstanding the exclusive license granted to Licensee under this Agreement, Licensor reserves the right to enter into new third-party licenses granting rights for use of Licensed Property on and in connection with design, manufacture, distribution, sale and/or promotion of Reserved Goods and Services in the Territory by such third parties during the Term, solely for sale of such Reserved Goods and Services in the Territory by such a third party licensee of Licensor (x) through accounts included on the Approved Account List, (y) to Licensee or its Affiliates, or (z) as otherwise mutually agreed upon by the parties in writing. For the avoidance of doubt, nothing in this Section 2.C shall permit Licensor to design, manufacture, distribute, sell, or promote Reserved Goods and Services or preclude Licensee or any of its Affiliates from doing so; provided, that, this prohibition does not apply to Licensor’s third party licensees. The parties shall review the Approved

Account List from time to time, but at least once every three (3) Contract Years, and mutually agree to any accounts to be added to or removed from such Approved Account List. Except as otherwise set forth in this Section 2.C or Section 7.A, Licensor shall not, and shall cause its Affiliates not to, use, authorize any Person, or enter into any license to use any Trademark comprising or containing EXPRESS or any other Licensed Property, or any variation, adaptations, translations, or transliterations thereof, (i) in connection with any sale of any Goods and Services within or into the Territory, or (ii) otherwise within the Territory for any purpose (including those set forth in Section 2.A), including in connection with the operation of domain names, social media accounts, and other Internet properties and digital assets (including as part of the name or address of the foregoing) operated in or primarily marketed to or targeting audiences in the Territory, in each case, during the Term without Licensee’s pre-approval in writing.

D.

Outside of Territory. Subject to the limitations in this Section 2.D, Licensee may (and the licenses granted in this Section 2 include the right and license to the Licensee to) make sales through Branded E-Com Sites and Branded Marketplaces for shipment to countries outside of the Territory (“Permitted Ex-US Sale”) and advertise and promote in connection therewith; provided, however, upon Licensee receiving notice that Licensor has granted exclusive rights to a third party in any such other country(ies) outside of the Territory, Licensee shall not make further sales to such other country(ies), except Licensee may continue to fulfill any then-existing orders for Licensed Goods and Services in such other country for a period of one (1) month following Licensor’s delivery of notice to Licensee advising of the extraterritorial grant.

E.

Sales to International Operators. Licensee shall use commercially reasonable efforts to facilitate Licensor’s third-party licensees and/or other designees operating outside of the Territory under the EXPRESS Trademark (“International Operators”) purchase of then-existing lines of Licensed Goods and Services (for the style and SKU) for which Licensee is simultaneously placing purchase orders in production. Licensee shall use such efforts to facilitate the placement of such International Operators’ purchase orders for such then-existing lines of Licensed Goods and Services, on net payment terms that are comparable to the terms received by Licensee from the applicable manufacturer, at FOB Cost. Licensor shall pay Licensor a fee within a range of eight to ten percent (8%-10%) of the FOB Cost. Licensee’s obligation to facilitate the sale of Licensed Goods and Services to International Operators shall be subject to (a) reasonable creditworthiness (which may include a required of letters of credit, bank guarantees, or other type of security (e.g., advance)) and confidentiality obligations, (b) the submission of orders by reasonable deadlines, and (c) satisfaction of reasonable minimum order quantities (“MOQ”) (which, for apparel, shall be 500 units for the style and SKU). MOQs will take into account any purchase order for the same Licensed Goods and Services (for the style and SKU) being simultaneously ordered by Licensee with the same manufacturer. Licensee shall have no obligation under this Section 2.E with respect to any Goods and Services for which Licensee is not then-currently selling; provided, that Licensee shall discuss in good faith with any International Operator regarding the terms of any potential orders for Licensed Goods and Services in Licensee’s then-existing line (but for which Licensee is not then-currently placing purchase orders for the manufacture thereof), including with respect MOQs, cost (both of the manufacturer and the fee to Licensee), and other terms, and may elect in its reasonable discretion to facilitate such an order. Notwithstanding anything to the contrary, any sales by Licensee to International Operators in accordance with this Agreement shall be excluded from the definition of Net Sales and, as such, such sales (1) shall not be subject to payments of Royalties (but shall still be subject to the reporting requirements as set forth in Section 9); and (2) shall not count towards satisfaction of Guaranteed Minimum Royalties. Licensor shall not be responsible for the contractual and/or other commitments of any International Operator, Licensee shall not be responsible for the contractual and/or other commitments of any of its manufacturers in connection with any purchase order of any International Operator.

F.

Operation of Franchises. Licensee shall not serve as a franchisor of any Licensed Property in the Territory without the express prior written approval of Licensor, not to be unreasonably withheld and, for such purpose, by way of example only, it shall not be unreasonable for Licensor to withhold such express prior written approval if Licensor in good-faith believes that any such franchising relationship (i) imposes potential risk and/or liability upon Licensor under applicable state franchise laws and/or otherwise; or (ii) requires Licensee to (a) make an investment, incur non-recurring annual ordinary course expenses, make capital expenditures, or incur indebtedness (including contingent indebtedness), in each case in connection with entering into, commencing and operating the franchising relationship in excess of [$][1], or (b) grant a lien on any of Licensee’s property.

G.

Internet Properties. Licensor shall own (i) all domain names used for the Branded E-Com Sites (including express.com), and (ii) all other domains names, social media accounts, and other Internet properties and digital assets directed to users in the Territory (which shall include .com and ..express and social media platforms directed to users in the Territory such as YouTube, TikTok, Meta, Pinterest, BeReal) and included in the Licensed Property ((i)-(ii) collectively, the “Licensed Internet Properties”); provided that Licensee shall have full and sole operational and administrative control over all Licensed Internet Properties (including all login and administrative credentials and the like), and Licensor shall not take or authorize any other Person to take any actions with respect to any Licensed Internet Properties (including any modification of any DNS, MX, CPART, or TXT records) without Licensee’s express prior written consent. Licensor shall be the registrant of the Licensed Internet Properties in its own name or through an agent or representative; provided, however, Licensee shall exclusively manage the Licensed Internet Properties agent and cause such agent to renew and maintain in force any registrations for the same; provided, further, Licensee agrees not to cause any such Licensed Internet Properties to lapse or become abandoned without Licensor’s prior written consent. Licensor shall not access the Internet domain name registry account during the Term or otherwise make any changes during the Term without Licensee’s prior express written consent. Licensor shall fully cooperate with Licensee’s exercise of its rights under this Section 2.G, and shall not provide any instruction to or take any action with respect to any domain name registrar or other provider of any Licensed Internet Property that is contrary to Licensee’s rights under this Section 2.G.

3.	Payments to Licensor.

A.

Royalties and Guaranteed Minimum Royalties. Licensee shall pay Royalties to Licensor in accordance with this Agreement. If the total Royalties payable for a Contract Year are less than the Guaranteed Minimum Royalties for such Contract Year, then Licensee shall pay to Licensor the difference between such Guaranteed Minimum Royalties and such Royalties, as set forth below in Section 3.B. In any case where Licensee makes a royalty payment to Licensor, Licensee shall provide to Licensor a reasonably detailed account of how the royalty was calculated. No Royalties shall be payable on any sales or other transactions (a) between or among Licensee or any Affiliate thereof, (b) for the provision or sale of Licensed Goods and Services to Licensor pursuant to Section 7.D, or (c) any services; provided, however, that the parties will discuss in good faith Royalties with respect to any service that is has a margin exceeding [XX%][2].

B.	Payment Timing.

(1)

Immediately upon the Effective Date, Licensee will pay the Advance to Licensor. The Advance shall be automatically applied as a credit against the first sixty million US dollars ($60,000,000) in Guaranteed Minimum Royalties due and owing by Licensee to Licensor under this Agreement.

(2)

For each Contract Year, payments of Guaranteed Minimum Royalties applicable to each such Contract Year will be paid in twelve (12) equal monthly installments, with each installment due on the fifteenth (15) day of each calendar month of the applicable Contract Year; provided, that, if and when the sum of the total Royalties and/or Guaranteed Minimum Royalties paid by Licensee to Licensor at any point during a particular Contract Year equals or exceeds the Guaranteed Minimum Royalties applicable to such Contract Year, then no additional Guaranteed Minimum Royalties shall be due or payable for the remainder of such Contract Year (i.e., Licensee is obligated to pay the greater of actual Royalties and/or Guaranteed Minimum Royalties each Contract Year). The parties acknowledge and agree that the Advance constitutes the entire Guaranteed Minimum Royalties for Contract Year 1, and such Guaranteed Minimum Royalties are deemed to have been paid in full (including with respect to each month of Contract Year 1) upon payment of the Advance.

(3)

Notwithstanding anything to the contrary contained in this Agreement: if, after the end of a Contract Year, Licensee’s total payments of Royalties (actual Royalties plus Guaranteed Minimum Royalties) exceed the greater of actual Royalties for such Contract Year or Guaranteed Minimum Royalties for such Contract Year, then Licensor shall promptly refund such excess amount according to the reimbursement terms defined in Section 3.B(5).

(4)

Licensee shall pay to Licensor any Royalties arising from Net Sales in each Fiscal Quarter within thirty (30) days following conclusion of such Fiscal Quarter, less any Guaranteed Minimum Royalties previously paid or deemed to have been paid by application of the Advance with respect to such Fiscal Quarter.

(5)

In any instance where this Agreement requires that a party (the “Expending Party”) reimburse the other party (the “Reimbursing Party”) for any cost or expense incurred by the Expending Party, then, unless the applicable provision expressly provides otherwise, the Reimbursing Party shall make such reimbursement payment to the Expending Party within thirty (30) days following receipt of an invoice from the Expending Party (which invoice shall include a reasonable description and documentation regarding such cost or expense).

C.

Taxes. All payments made by Licensee to Licensor under this Agreement shall be made without withholding or deduction of any tax under applicable laws of the Territory unless Licensee is required by law to make such a payment subject to the deduction or withholding of tax, and Licensee shall furnish Licensor with an official receipt or other evidence reasonably satisfactory to Licensor regarding payment thereof promptly after each such payment of any such taxes. In the event that any such taxes are withheld and collected but are not paid when due, all resulting penalties and interest related thereto shall be borne by Licensee unless such failure to pay is caused by the provision of incorrect or incomplete information by Licensor. In connection with the Effective Date hereof, Licensor shall provide to Licensee a properly completed and duly executed IRS Form W-9, and shall provide any updated or successor form from time to time as required by law or at the reasonable request of Licensee. The parties will reasonably cooperate to reduce or eliminate any withholding of tax on any payment hereunder, including through the provision of any other forms or documentation provided under applicable law. All sales, use, value added, local privilege, excise taxes, tariffs, duties or other charges of any kind, character or description which may be levied or imposed upon any of the Licensed Goods and Services or on any aspect of performance of this Agreement, shall be borne by the person who is primarily liable for such taxes under applicable law. To the extent any exemption or credit is permitted or available with respect to any such taxes, the parties will cooperate to obtain such exemption or credit, including by providing resale certificates or similar documentation, and by properly invoicing for and reflecting any such taxes in accordance with applicable law.

D.

Currency. All payments made under this Agreement shall be made in United States Dollars. Any payments calculated by reference to Net Sales (and/or otherwise) in a currency other than United States Dollars shall be computed by reference to the conversion rate of the applicable currency into United States Dollars, as quoted in the Wall Street Journal online as of the first day of the Fiscal Quarter in which the applicable payment was due.

E.

Payments by Wire. Licensee shall be solely responsible for any of its costs and/or fees associated with making any and all payments to Licensor as required under this Agreement, including, without limitation, wire transfer fees. All payments made by Licensee to Licensor under this Agreement shall be made by wire transfers of immediately available cash, to the wire coordinates to be provided by Licensor, which Licensor may change from time to time upon fourteen (14) days prior notice to Licensee.

F.

Payment or Acceptance Not A Waiver. Remittance of any payment(s) by Licensee or acceptance of any payment(s) by Licensor shall not be deemed a waiver by Licensee or Licensor, respectively, of any of its rights, remedies and/or defenses under this Agreement with respect to such payment(s) and/or otherwise.

G.

No Offsets. Except to the extent expressly provided for herein, neither party shall be permitted to offset or recoup from payments due by such party to the other party any sums allegedly or actually due by such party.

H.

Payment Defaults. If Licensee fails to timely make any undisputed payment to Licensor in full then, without limitation of Licensor’s rights and remedies with respect to such payment default, (i) Licensee shall pay Licensor interest on the unpaid balance at a rate equal to the lesser of one and one-half percent (1.5%) per month or the maximum rate of interest allowed by law; and (ii) Licensee shall reimburse Licensor for all of Licensor’s reasonable costs of collection, including without limitation Licensor’s reasonable attorneys’ fees.

4.	Term.

A.	Initial Term. This Agreement will be effective as of the Effective Date and will remain in full force and effect for the Initial Term and any Renewal Term(s).

B.

Renewal Terms. After the Initial Term, this Agreement shall automatically renew for successive Renewal Terms of ten (10) years each (the Initial Term and each Renewal Term being the “Term”) unless Licensee provides written notice of non-renewal at least twenty-four (24) months prior to the end of the Initial Term or then-current Renewal Term (in which case this Agreement will be considered to have expired as of the last date of the then-current Term).

C.

Duration of Term. The parties hereby acknowledge and agree that this Agreement and the licenses granted to Licensee hereunder (i) are neither of indefinite duration nor terminable at will, (ii) is irrevocable, subject to Section 17.A, and (iii) cannot be terminated by either party, even for material breach. Licensor shall not attempt or purport to attempt to terminate this Agreement or any license granted to Licensee hereunder. Except with respect to Licensee’s non-renewal right pursuant to Section 4.B, Licensee will not attempt or purport to attempt to terminate this Agreement or any license granted to Licensor hereunder.

5.	Design and Manufacture.

A.	Costs and Expenses. Licensee shall be solely responsible for all costs and expenses relating to its design, manufacture and/or purchase of Licensed Goods and Services.

B.

Manufacturing Standards. Licensee shall manufacture any Licensed Goods and Services in a manner that is consistent with Quality Standards, including as to the design and quality of the Licensed Goods and Services.

C.

Review Process. In the event Licensor determines in good faith that a manufacturing process is reasonably likely to (i) result in liability to Licensor, or (ii) a diminution in value of the Licensed Property, Licensee agrees to participate in good faith discussion with Licensor around a solution to mitigate Licensor’s concerns.

D.

Packaging. All hangtags, labels and packaging material used by Licensee in connection with Licensed Goods and Services (all the foregoing, collectively, “Packaging Materials”) shall be consistent with Quality Standards, including as to the design and quality of the Packaging Materials.

E.

Tech Specifications. At the end of the Term, Licensee shall deliver to Licensor then current electronic copies of any and all “technical specifications” developed and/or used by Licensee and/or any approved sublicensee in connection with design and manufacture of Licensed Goods and Services (the “Technical Specifications”). Licensee shall provide Licensor with the Technical Specifications at any other time during the Term; provided, that, (i) Licensor or its International Operator reimburses Licensee’s actual reasonable out-of-pocket cost of producing and shipping such Technical Specifications; (ii) Licensor agrees to make the Technical Specifications available to its International Operators, subject to written confidentiality obligations at least as protective of Licensee’s Confidential Information as are the terms of this Agreement; (iii) the International Operators execute sourcing agreements with the International Operator’s third party factories containing confidentiality obligations at least as protective of Licensee’s Confidential Information as are the terms of this Agreement; and (iv) all Technical Specifications shall be for use solely by International Operators, outside of the Territory, in connection with the EXPRESS brand, and consistent with the terms of this Agreement. Notwithstanding the foregoing, Licensee shall not be required to deliver or provide Technical Specifications hereunder with respect to Goods and Services referred to by Licensee as “Icon Styles” (e.g., the Editor Pant and Portofino Shirt) unless (i) the parties have discussed in good faith any and all concerns Licensee may have regarding the confidentiality of such Technical Specifications, and (ii) the parties have agreed, in good faith (each party acting reasonably), to a solution regarding such confidentiality concerns (for example, the parties may decide such sourcing agreement confidentiality provision are sufficient, or that such Technical Specifications will not be provided or delivered hereunder, but instead that Licensee would control the communication thereof to the applicable factory or sell the applicable Goods and Services to the International Operators).

6.	Distribution.

A.	Branded E-Com Sites.

(1)

Licensee shall maintain the domain names and site designs of all Branded E-Com Sites in a manner that is consistent with Quality Standards, including as to the design and quality of the Branded E-Com Sites.

(2)	As between the parties, Licensee shall be solely responsible for all cost and expense relating to operation of all Branded E-Com Sites.

(3)

As between the parties, Licensee, at its own expense, shall be solely responsible for obtaining and maintaining any and all permits and/or approvals required for lawful operation of each Branded E-Com Site

(4)	Licensee shall not make any “bulk sales” through any Branded E-Com Site.

(5)

Absent Licensor’s express prior written approval, Licensee shall not advertise any form of “going out of business” and/or “everything must go” (or similar discount campaigns associated with going out of business or the like) at or for any of the Branded E-Com Sites.

B.	Branded Brick-and-Mortar Stores.

(1)	As between the parties, Licensee shall be solely responsible for all cost and expense relating to operation of all Branded Brick-and-Mortar Stores.

(2)

As between the parties, Licensee (and not Licensor) shall be the tenant under all leases under which a Branded Brick-and-Mortar Store is operated, and Licensee (and not Licensor) shall be contractually liable for any and all obligations under any and all such leases.

(3)

As between the parties, Licensee, at its own expense, shall be solely responsible for obtaining and maintaining any and all permits and/or approvals required for lawful operation of each Branded Brick-and-Mortar Store.

(4)	Licensee shall not authorize any Branded Brick-and-Mortar Store to be used for any political purpose, religious purpose and/or unlawful purpose.

(5)	Licensee must use commercially reasonable efforts to accurately record all sales electronically at the time of the sale.

(6)

Licensee shall not make any “bulk sales” through any Branded Brick-and-Mortar Store under a circumstance where Licensee knows or reasonably should know that the customer has the intent to resell the product outside the Territory.

(7)

Absent Licensor’s express prior written approval, Licensee shall not advertise any form of “going out of business” and/or “everything must go” (or similar discount campaigns associated with going out of business or the like) at or for any of the Branded Brick-and-Mortar Stores.

C.	Wholesale Business.

(1)	Licensee may make Wholesale Sales of Licensed Goods and Services, solely to Approved Wholesalers in the Territory.

(2)

Notwithstanding anything to the contrary in this Agreement, Licensee shall not sell Licensed Goods and Services to any Approved Wholesaler (a) unless Licensee believes in good-faith that such Approved Wholesaler has a reputation and standing as a high-quality store selling Goods and Services consistent with the high quality of the Licensed Goods and Services and the reputation, image and prestige of the Marks or meets the Quality Standard; and/or (b) if Licensee has or should have reason to believe that the Approved Wholesaler intends to sell, ship or otherwise divert such Licensed Goods and Services outside the Territory. Additionally, if Licensor in its good-faith judgment should ever determine that a particular account constituting an Approved Wholesaler for any reason has failed to acquire and/or maintain a reputation and standing as an account selling Goods and Services consistent, in all material respects, with the reputation, image and prestige of the Marks, then upon Licensor’s written notice to Licensee sufficiently detailing Licensor’s concern Licensee shall participate in good faith discussion with Licensor around a solution to mitigate Licensor’s concern, and Licensee shall consider in good faith removing such account from the definition of Approved Wholesaler, with any such removal effective upon notice to Licensor; provided, however, that Licensee shall have the right to fulfill any then-existing orders already received from such account, with any such sales constituting Net Sales for purposes of the Agreement. The removal of any account from the list of Approved Wholesaler shall not result in any reduction of any minimum payment obligations, minimum sales obligations and/or minimum renewal thresholds under this Agreement. Licensee shall have no obligation to remove the account of any Affiliated Approved Wholesaler.

(3)

Licensee shall have the right to set its wholesale pricing to Approved Wholesalers in its good faith discretion; provided, however, such pricing shall be consistent with the prestige of the Licensed Property and high-quality products associated therewith.

(4)

The parties agree that Royalties accrue on Retail Sales by any Affiliate of Licensee to a non-Affiliate third-party, and that no Royalties accrue on any Wholesale Sales to an Approved Wholesaler that is an Affiliate of Licensee.

D.

Unauthorized Sales. If Licensee at any time should sell any Licensed Goods and Services to any unauthorized customer then, without limitation of any and all rights and remedies which Licensor may have arising from such breach, Licensee shall pay to Licensor, as liquidated damages, and not as a penalty, three times (3X) the Royalty otherwise applicable to the sale of such Licensed Goods and Services, and such liquidated damages shall not be applied towards satisfaction of any minimum thresholds and/or minimum payments under this Agreement. The parties hereby agree that this liquidated damage provision is reasonable in light of the anticipated or actual harm caused by a breach of this paragraph, the difficulties of proof of loss and the inconvenience or infeasibility of otherwise obtaining an adequate remedy.

7.	Promotion.

A.

Marketing. In each Contract Year of the Term, Licensee at its own expense shall engage in commercially reasonable levels of marketing initiatives for promotion of the Licensed Goods and Services to end-consumers in the Specified Trade Channels at a level that is similar to similarly situated companies (revenue, trade channels, etc.) in the specialty retail apparel industry. Licensee’s marketing shall be consistent with Quality Standards. Notwithstanding anything to the contrary in this Agreement, Licensor at any time also shall have the right (but not the obligation) to promote and market the Marks in the Territory at its sole cost and expense, subject in each instance to Licensee’s pre-approval, not to be unreasonably withheld; provided, that, Licensee’s pre-approval is not required for any marketing and promotion of Reserved Goods and Services in the Territory.

B.

Marketing Materials. Subject to any restrictions in third-party contracts, Licensee shall provide Licensor with digital copies of all point of purchase signage, direct to retailer advertising, cooperative advertising, digital, social media and/or direct mail advertising, loyalty programs collateral materials, and trade or product advertising (collectively, “Marketing Materials”), (i) reasonably in advance of any seasonable implementation timeline; (ii) reasonably in advance of any special events (e.g., holidays or cultural events); (iii) as created by Licensee; or (iv) as requested by Licensor. Licensor shall reimburse Licensee for (a) the reasonable out-of-pocket costs of making additional copies of Marketing Materials requested by Licensor pursuant to this Section 7.B, and (b) the actual incremental cost of distributing or exercising other rights regarding the name, image or likeness of a third-party endorser, including in additional territories. Except for any Licensed Property incorporated therein that is owned by Licensor, Licensee grants to Licensor a non-exclusive, perpetual, irrevocable, fully paid, royalty free, sublicensable license under any copyright rights owned by Licensee in the Marketing Materials (which, for clarity, excludes any rights in or to the Goods and Services), including the rights to copy, publicly display, publicly perform, digitally transmit, distribute, modify, adapt, translate and create derivative works of the Marketing Materials, in all cases for the purpose of, subject to Section 7.A, advertising, marketing, and/or promoting the Licensed Goods and Services and/or any other advertising materials otherwise incorporating any Licensed Property.

C.

Co-Branding. Licensee may design, manufacture, distribute, sell and promote Licensed Goods and Services in the Specified Trade Channels that contain any Licensee or third-party marks (“Co-Branded Licensed Products”); provided, that such Co-Branded Licensed Products are consistent with Quality Standards, including as to the designs and quality of the Co-Branded Licensed Products prior to the Effective Date. Licensee shall discuss with Licensor at the Licensor quarterly board meetings, any then-current co-brand opportunities.

D.

Contributions. If and when Licensor may request, Licensee at its own expense shall deliver to Licensor, as soon as reasonably practicable, reasonable quantities of samples of Licensed Goods and Services (with the assortment of such at Licensor’s reasonable discretion), which Licensor may use in its discretion (subject to Section 7.A) for purposes of promoting and/or marketing the Marks, Branded E-Com Sites, Branded Brick-and-Mortar Stores and/or Licensed Goods and Services. The value (calculated by cost) of any such Licensed Goods and Services provided to Licensor will not exceed Fifty Thousand Dollars ($50,000) in any Contract Year. At its discretion, Licensor may purchase, and Licensee shall deliver, an additional Fifty Thousand Dollars ($50,000) of Licensed Goods and Services (at cost), per Contract Year, to be used for the foregoing purposes; provided that no Royalty shall be payable on such sales by Licensee to Licensor.

E.

Third-Party Endorsements. Licensee may enter into any endorsement, sponsorship and/or other like agreement with any Person as it relates to the Marks and/or Licensed Goods and Services; provided, that such endorsement, sponsorship and/or other like agreement with any Person is consistent with Quality Standards prior to the Effective Date. Licensee shall discuss with Licensor at the Licensor quarterly board meetings, any then-current third-party endorsement opportunities.

F.	Press Releases. Neither party shall publish a press release regarding the terms of this Agreement absent the other party’s express prior written approval.

8.	Quality Control.

A.	Quality.

(1)

Quality of Branded Brick-and-Mortar Stores. Licensee shall operate all Branded Brick-and-Mortar Stores in a manner consistent with (i) best industry practices (including with standards of quality, service, and cleanliness), (ii) the image and prestige of the Licensed Property, or (iii) Quality Standards. Notwithstanding the foregoing, Licensor acknowledges that all Branded Brick-and-Mortar Stores operated by Licensee in a manner consistent in all material respects with the operation of the Branded Brick-and-Mortar Stores as of or prior to the Effective Date are deemed operated in accordance with this paragraph.

(2)

Quality of Branded E-Com Sites. Licensee shall operate all Branded E-Com Sites in a manner consistent with (i) best industry practices applicable to similarly situated e-commerce sites operating in the Territory, (ii) the image and prestige of the Licensed Property, or (iii) Quality Standards. Notwithstanding the foregoing, Licensor acknowledges that all Branded E-Com Sites operated by Licensee in a manner consistent in all material respects with the operation of the Branded E- Com Sites as of or prior to the Effective Date are deemed operated in accordance with this paragraph.

(3)

Quality of Licensed Goods and Services. Licensee represents and warrants that all Licensed Goods and Services shall be of a quality consistent with the quality employed by Licensee prior to the Effective Date or the quality of the Goods and Services associated with the applicable Marks or with the Quality Standards.

B.

Seconds. Licensee may, and the rights and licenses granted herein to Licensee include the right to, distribute or sell any out-of-season, close-out, surplus, or obsolete, damaged, imperfect, flawed, substandard quality, misprinted or defective goods under any Mark in the Territory in the ordinary course of business or consistent with Quality Standards. Licensee shall either destroy any products that are not suitable for distribution or sale in a manner consistent with Quality Standards, or distribute such products only after having removed any and all references to any Marks used on or in connection with such product in a manner that is not reasonably likely to cause material reputational and/or other harm to Licensor and/or the Marks. Notwithstanding the foregoing, Licensor acknowledges that Licensee’s practices in the Territory as of or prior the Effective Date are practices in the Territory deemed in accordance with this Section 8.B.

C.

Compliance with Laws and Social Compliance Standards. Licensee represents, warrants and covenants that all Licensed Goods and Services shall be designed, manufactured, distributed, sold and promoted, as it pertains to (a), in compliance with, and, as it pertains to (b), in material compliance with (a) all applicable laws and regulations, including without limitation all applicable customs requirements and country of origin regulations, all applicable laws and regulations relating to health and safety, all applicable flammability-related laws and regulations, all applicable environmental laws, all applicable employment and anti-discrimination laws, and all applicable laws and regulations relating to consumer disclosures, such as truth-in-advertising and fiber content labeling laws; and (b) the Quality Standards for social compliance standards (e.g., no child labor; no prison labor; safe and healthy workplaces; no animal testing). Licensee shall promptly inform Licensor in writing of any written complaint received by Licensee from any governmental or other regulatory body relevant to the Licensed Goods and Services, and the status and resolution thereof. Licensee shall act expeditiously to resolve any such complaint at its sole cost and expense.

D.

Prestige of the Marks. Licensee represents, warrants and covenants that it will not design, manufacture, distribute, sell or promote Licensed Goods and Services involving tobacco, smoking, e-cigarettes, vaping, controlled substances, drugs (or related paraphernalia), alcohol, adult content (including nudity and pornography), firearms, illegal products or activities, fraudulent transactions, terrorism, or obscenity.

9.	Reports and Plans.

A.

Monthly Reports. Within twelve (12) days after the end of each calendar month of the Term (and during any Sell-Off Period), Licensee shall deliver to Licensor statements detailing Gross Sales and Net Sales for such elapsed calendar month (including a reconciliation of the calculation from Gross Sales to Net Sales split between Retail Sales and Wholesale Sales).

B.

Quarterly Reports. Within twenty (20) days after the end of each Fiscal Quarter of the Term (and during any Sell-Off Period), Licensee shall deliver to Licensor statements detailing (1) Gross Sales and Net Sales for such elapsed Fiscal Quarter, broken down by product category (including a reconciliation of the calculation from Gross Sales to Net Sales, broken down among Wholesale Sales, sales from Branded Brick-and-Mortar Stores, sales from Branded E-Com Sites, sales from Branded Marketplaces and any other trade channels); (2) any Permitted Other Deductions for such Fiscal Quarter; (3) a twelve (12) month sales plan for any Licensed Goods and Services presented in quarterly increments; and (4) the marketing plan for the Licensed Property for the next Fiscal Quarter.

C.

Annual Reports. Within thirty (30) days after the end of each Contract Year of the Term (and during any Sell-Off Period), Licensee shall deliver to Licensor statements detailing (1) Gross Sales and Net Sales for such elapsed Contract Year, presented on a consolidated basis and also broken down among Wholesale Sales, sales from Branded Brick-and-Mortar Stores, sales from Branded E-Com Sites, sales from Branded Marketplaces and any other trade channels; (2) any Permitted Other Deductions for such Contract Year; and (3) Licensee’s current inventory, as of the last day of such Contract Year, of Licensed Goods and Services.

D.

Sales Plans. Within thirty (30) days of the end of each Fiscal Quarter of the Term, Licensee will provide updated forecasts of Gross Sales and Net Sales for the current Contract Year. Prior to each Contract Year of the Term (but within thirty (30) days following the Effective Date as it relates to the first Contract Year), Licensee shall deliver to Licensor sales plans covering Licensee’s Gross Sales, and Net Sales for the then-next three (3) Contract Years, on a rolling basis.

E.

Quarterly Financial Statements. Within sixty (60) days after the end of each Fiscal Quarter of the Term (and during any Sell-Off Period), Licensee shall deliver quarterly financial statements to Licensor; provided, that quarterly financial statements filed with the Securities and Exchange Commission (SEC) shall be deemed delivered to Licensor; provided, that, to the extent there was a material change in Licensee’s business and quarterly financial statements were not prepared in the ordinary course, the parties will work in good faith to determine a reasonable alternative.

F.

Audited Financials. Within thirty (30) days following issuance of Licensee’s audited financial statements each Contract Year of the Term, Licensee shall deliver a copy of such financial statements to Licensor; provided, that financial statements filed with the Securities and Exchange Commission (SEC) shall be deemed delivered to Licensor; provided, that, to the extent there was a material change in Licensee’s business and audited financial statements were not prepared in the ordinary course, the parties will work in good faith to determine a reasonable alternative.

G.

Form of Reports. All statements and reports delivered by Licensee pursuant to this Agreement shall (1) be in form reasonably requested by Licensor; (2) be signed and certified by an officer of Licensee as accurate; and (3) be supplemented with any additional information or material as Licensor at any time may request, and to which Licensee agrees, relating to Licensee’s performance under the Agreement.

H.

Management Access Rights. Upon request, Licensee shall provide Licensor with access to its management team for meetings as needed, but not to exceed four (4) meetings per Contract Year, to discuss any financial, business and/or operational matters reasonably relating to this Agreement.

10.	Intellectual Property.

A.	Ownership.

(1)

Licensed Property. As between the parties, Licensor exclusively owns all rights to the Licensed Property. Licensee acknowledges and agrees that the Marks are valid, protectible, inherently distinctive, strong and famous. All use of the Licensed Property by, for and/or under the authority of Licensee shall inure solely to the benefit of Licensor.

(2)

Other Intellectual Property. As between the parties, Licensor shall exclusively own all trademarks and service marks (and all copyright rights to the extent included therein, e.g., logos), domain names, social media accounts and handles, and trade names (including all applications for registrations and registrations of any of the foregoing) that include any Licensed Property (other than to the extent of any Licensee Marks or third-party intellectual property), as well as adaptations, modifications, enhancements or improvements thereto, together with all associated goodwill, in all cases, that are created by Licensee during the Term (collectively, the “Licensed Property Improvements”). Licensee hereby assigns to Licensor (and/or immediately upon creation shall do so and be deemed to have done so automatically), and shall cause its sublicensees to assign to Licensor (and/or immediately upon creation to have done so and be deemed to have done so automatically) any and all rights, title and interest in the Licensed Property Improvements, and all intellectual property rights therein and thereto. All Licensed Property Improvements shall automatically be deemed Licensed Property.

(3)

New Derivative Marks; Combination Marks. Licensee may create trademarks that incorporate, modify, or are adaptations, translations, or transliterations of, in each case, in whole or in part, any Licensed Property (each a “New Derivative Mark”). Licensee shall not use any New Derivative Mark as the name of a Branded Brick-and-Mortar Store without Licensor’s prior approval; provided, however, any New Derivative Mark comprised of the word Express followed by any generic term (e.g., Express Golf, Express Optical) is deemed approved and subject to the scope of the license granted in Section 2. Each New Derivative Mark is automatically deemed to be Licensed Property, and Licensee hereby assigns all of its rights in and to each New Derivative Mark to Licensor, without the payment of any additional consideration; provided, that, such assignment and the term New Derivative Mark excludes, and Licensee retains, all rights in all Licensee Marks and the portion of any Combination Use Mark that is a Licensee Mark. Licensee may create and use any Combination Use Marks during the Term; provided, that, such use is subject to the terms of this Agreement and Licensor retains all rights in the portion of any Combination Use Mark that is a Mark or New Derivative Mark. Licensee grants to Licensor a non-exclusive, perpetual, irrevocable, fully paid, royalty free, sublicensable license under any copyright rights owned by Licensee in the Licensee Marks incorporated in a Combination Use Mark, including the right to copy, publicly display, publicly perform, digitally transmit, distribute, modify, adapt, translate and create derivative works of the Licensee Marks, in all cases for the purpose of advertising, designing, distributing, manufacturing, marketing, and/or promoting the Licensed Goods and Services under the Combination Use Marks. At the request of either party, the parties shall discuss in good faith additional reasonable terms regarding the adoption, use, and protection of Combination Use Marks.

(4)

No Registration. Except as otherwise expressly set forth in this Agreement or the Operating Agreement, Licensee shall not directly or indirectly file for registration of any trademarks confusingly similar to any Marks or any New Derivative Marks, without Licensor’s prior written consent.

(5)

Samples. If and when Licensor may reasonably request, Licensee at its own expense shall deliver samples of Licensed Goods and Services, Packaging Materials and/or Marketing Materials, for Licensor’s use, to the extent necessary, in connection with trademark prosecution and/or enforcement purposes.

(6)	No Challenges. Licensee at no time during or after the Term shall challenge Licensor’s ownership of, or the validity, enforceability, or registrability of, any Licensed Property.

B.

Changes to Form of Mark. If Licensor is required to change the design or form of any Mark pursuant to an involuntary, final, non-appealable court order, Licensor shall promptly notify Licensee of such required changes, and as soon as reasonably practicable, Licensee shall implement such change solely to the extent necessary to comply with the terms of such court order; provided that, unless prohibited by court order, Licensee shall have the right to sell-off any of its then-existing inventory (including any inventory for which production is in-process or otherwise under contract to be produced) bearing the prior form of any Mark for a six (6) month period if and to the extent Licensee has rights to sell Licensed Goods and Services pursuant to the terms and conditions of this Agreement throughout such period.

C.	Management of Licensed Property.

(1)

Prosecution and Maintenance. Licensor shall, at its sole cost, expense and good faith reasonable discretion, diligently prosecute and maintain trademark holdings in the Territory of any Trademarks included in the Licensed Property for the Licensed Goods and Services and any other use by Licensee. Licensee shall cooperate with and produce any information or materials reasonably requested by Licensor to assist with the prosecution or maintenance of any such applications or registrations in the Territory for any Trademarks in the Licensed Property. Licensee may reasonably request Licensor to provide information and/or materials relating to applications or registrations in the Territory for any Trademarks in the Licensed Property, and Licensor will use commercially reasonable to provide all such information and materials to Licensee; provided, however, that nothing herein shall obligate Licensor to provide to Licensee any information or materials which could violate or otherwise compromise any attorney/client privilege. Licensor shall, at its sole cost, expense and good faith discretion file new applications for registration in the Territory of any Trademarks as may be reasonably requested by Licensee (including any intent-to-use applications for trademarks that will be Licensed Property). Licensor shall use commercially reasonable efforts to prevent any registrations for the Licensed Property that are material to Licensee to lapse or become abandoned, cancelled, forfeited, lapsed, or impaired, without Licensee’s prior written consent.

(2)

Step In Right. If Licensor fails to diligently and timely comply with any of its obligations under Section 10.C, or Licensor elects not to prosecute or maintain any trademark holding in the Territory, then, unless such failure or election is based on Licensor’s good faith objection and belief that such prosecution or maintenance is reasonably likely to cause a material and adverse effect to Licensor’s rights in such trademark holding, after providing Licensor with thirty (30) days prior written notice (unless a shorter notice period is necessary due to any filing deadlines applicable to such trademark holding), Licensee shall have the right (but not the obligation) to take action, including in Licensor’s name, to prosecute, maintain, or preserve, as applicable, the applicable Licensed Property, at Licensee’s sole cost and expense.

D.	Third-Party Infringement.

(1)

Duty to Police. Licensor shall use reasonable efforts to monitor, detect, and prevent (i) any infringement, counterfeiting, imitation, unfair competition, dilution, or other violation in the Territory of any Licensed Property for the Licensed Goods and Services or any other use by Licensee by any Person (each an “Infringement”), and (ii) any unauthorized direct or indirect import, sale, offer for sale, lease or other transfer or disposition of any product bearing or offered in the Territory under any Trademark in the Licensed Property of a type similar to any Licensed Goods and Services by any Person (“Parallel Imports”). Licensor shall not, and shall not authorize any Person, to directly or indirectly import, sell, offer for sale, lease or otherwise transfer or dispose of any Parallel Imports in the Territory.

(2)

Notices. Each party shall promptly report in writing to the other party any known or suspected instances of (i) Infringement or (ii) Parallel Imports and provide the other party with any additional information or material which such party may request concerning the Infringement or Parallel Imports.

(3)

Right to Enforce. Licensor shall have the right (but not the obligation) to take any action Licensor deems reasonable in its sole discretion to abate any Infringement or Parallel Imports and collect any damages incurred by either party with respect thereto, including commencing a legal proceeding against, directly communicating with, or entering into a settlement agreement with, the relevant Person. Should Licensor decide not to take action to abate any Infringement or Parallel Imports, it shall promptly notify Licensee of such decision. Licensee may designate by written notice (each a “Priority Matter Notice”) any Infringement or Parallel Import as a matter for which abatement is important to Licensee (each such Infringement or Parallel Import, a “Priority Matter”), and Licensor shall reasonably consider such Priority Matter. Licensor shall notify Licensee whether Licensor will take action with respect to a Priority Matter within ten (10) business days (provided, however, that the parties understand and agree that such time period may require an extension (but no longer than five (5) business days) upon notice based on any necessary or desirable investigations Licensor may elect to pursue relating to the Priority Matter) after receiving the applicable Priority Matter Notice. If Licensor provides notice of its decision not to take action to abate any Infringement or Parallel Imports (including any Priority Matter) or fails to provide notice in response to a Priority Matter Notice as specified in the preceding sentence, then Licensee shall have the right (but not the obligation) to take such action at Licensee’s sole expense and to collect any damages incurred by either party with respect thereto.

E.

Defense. Except as set forth below in this Section 10.E Licensor shall use commercially reasonable efforts to defend any Trademark in the Licensed Property in the Territory against any and all third-party threats or legal proceedings challenging the ownership, validity, enforceability, registrability, strength, distinctiveness, or famousness of any Trademark in the Licensed Property (including any opposition or cancellation proceedings) (each, a “Third-Party Challenge”). Licensor will provide Licensee with notice of any Third-Party Challenge and confirm that Licensor will so defend such Third-Party Challenge within ten (10) business days of becoming aware of such Third-Party Challenge. If Licensor fails to so provide such notice or provides notice of its decision not to so defend against any Third-Party Challenge, then Licensee shall have the right (but not the obligation) to take action at Licensee’s sole expense to defend against the Third-Party Challenge.

F.

Procedures. The party taking action with respect to an Infringement or Parallel Import (as set forth in Section 10.D), or defending against a Third-Party Challenge (as set forth in Section 10.E), shall be deemed to be the “Controlling Party” with respect thereto and the other party shall be deemed to be the “Non-Controlling Party” with respect thereto. The Controlling Party with respect to an Infringement or Parallel Import shall have the sole and exclusive right to initiate (as applicable) and control such action, including selecting counsel for any such action, in each case at its sole cost and expense; provided, that, where Licensee is the Non-Controlling Party, Licensee has the option to pay for fifty percent (50%) of all costs and expenses connected with the action. The Controlling Party with respect to a Third-Party Challenge shall have the sole and exclusive right to control the defense thereof, including selecting counsel for any such action, in each case at its sole cost and expense. In all cases, the Controlling Party shall keep the Non-Controlling Party reasonably apprised of the status of any such action or defense and any corresponding legal proceedings, and, if requested by the Non-Controlling Party, the Controlling Party shall consult with the Non-Controlling Party in good faith regarding the actions to be taken and the strategy and manner of doing so, and shall consider in good faith any requests by the Non-Controlling Party with respect thereto. In all cases, the Controlling Party shall take all reasonable actions to abate any Infringement or Parallel Import, or to defend against any Third-Party Challenge and to establish the ownership, validity, enforceability, registrability, strength, distinctiveness, or famousness, as applicable, of the applicable Trademark in the Licensed Property. If required under applicable law in order for the Controlling Party to initiate, maintain, or control any legal proceeding, or if it is otherwise advisable to obtain an effective legal remedy, in each case, the Controlling Party has the right to join the Non-Controlling Party as a party to the legal proceeding (in which case the Non-Controlling Party will take such actions as are reasonably requested by the Controlling Party with respect thereto, at the Controlling Party’s sole cost and expense). In addition, at the Controlling Party’s request, the Non-Controlling Party will provide reasonable assistance to the Controlling Party in connection with any such legal proceeding, and the Controlling Party will reimburse the Non-Controlling Party for all reasonable out-of-pocket costs and expenses incurred by the Non-Controlling Party in taking any such actions or providing any such assistance. The Non-Controlling Party shall have the right to participate and be represented in connection with any action or legal proceeding by its own counsel at its own cost and expense. In any and all cases, whether Licensor is the Controlling Party or the Non-Controlling Party, the parties agree that no settlement with respect to any Infringement, Parallel Import, or Third-Party Challenge may be entered into without the prior written consent of Licensor, not to be unreasonably withheld.

G.

Recoveries. All amounts recovered in connection with any action or legal proceeding, including any damages, license fees, royalties or other compensation (including any amount received in settlement of such action or legal proceeding) (collectively, “Recoveries”) shall be awarded to the Controlling Party, with the Controlling Party providing reimbursement for any reasonable costs and expenses incurred by the Non-Controlling Party, if any, as provided for herein, or paid for by Licensee as the Non-Controlling Party as provided in Section 10.F, and the balance of the Recoveries shall be split between the parties in proportion to their respective payments towards such action or legal proceeding. Notwithstanding the foregoing, in the event the parties have agreed in advance to participate jointly in any action or legal proceeding, any Recoveries shall be split pro-rata between the parties as previously determined and agreed to before any such joint participation. Sections 10.C-10.G shall not apply to any action between or among Licensor and Licensee or any of their Affiliates.

11.	Confidentiality.

A.

For purposes of this Agreement, “Confidential Information” means any information or materials relating to a party’s (the “Disclosing Party”) business that is not generally known to the public and that at any time was used, developed or obtained by the other party (the “Receiving Party”) in connection with its performance under this Agreement; provided, however, Confidential Information shall not include information which (i) at any time becomes generally known or available to the public through no unauthorized act by or on behalf of the Receiving Party; (ii) was known to the Receiving Party, by lawful means, at the time the Receiving Party received the same from the Disclosing Party; (iii) was furnished to the Receiving Party by a third party that does not have an obligation of confidentiality to the Disclosing Party with respect thereto; and/or (iv) was independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information.

B.

Recognizing that Confidential Information is a valuable asset and the harm that may befall the Disclosing Party if any of its Confidential Information is disclosed, each Receiving Party agrees that, during and after the Term, it shall use at least reasonable care to protect, and hold all of the Disclosing Party’s Confidential Information, in strict confidence and not use or otherwise disclose any such Confidential Information to any third parties without having received the Disclosing Party’s prior written consent and a written agreement from such third party to maintain such Confidential Information in confidence. Notwithstanding the foregoing, each Receiving Party may share the Disclosing Party’s Confidential Information if and as reasonably necessary for the Receiving Party’s legitimate and good-faith business needs with its actual or prospective lenders, attorneys and/or accountants, subject to any such third-parties first agreeing in writing, or in the case of professional advisors, ethical duties, in each case to maintain the Confidential Information as strictly confidential.

C.

If the Receiving Party at any time during or after the Term becomes legally compelled by judicial process, order of a court or other competent governmental agency, or by applicable law to disclose any of the Disclosing Party’s Confidential Information, then the Receiving Party shall (i) promptly notify the Disclosing Party of such circumstance in writing to enable the Disclosing Party, at its discretion, to seek a protective order or other appropriate remedy, and (ii) reasonably cooperate with respect to any such effort by Licensor. If the Disclosing Party waives compliance or, after providing the notice and assistance required under this Section 11.C, the Receiving Party remains required by law to disclose any Confidential Information, the Receiving Party shall disclose only that portion of the Confidential Information that the Receiving Party is legally required to disclose and, on the Disclosing Party’s request, shall use commercially reasonable efforts to obtain assurances from the applicable court or other presiding authority that such Confidential Information will be afforded confidential treatment.

12.	Indemnification.

A.

Licensor Indemnity. Licensor shall indemnify, defend and hold harmless Licensee, Licensee’s Affiliates and Licensee’s sublicensees, and each of their respective members, partners, directors, officers, employees, agents and representatives (Licensee, together with all the foregoing, the “Licensee Indemnitees”) from and against any and all claims, causes of action, suits, or legal proceedings brought or threatened by a third party (including a governmental entity) (collectively, “Claims”), and pay or reimburse all damages, liabilities, fines, penalties, or other amounts paid or required to be paid to a third party (including a governmental entity) (collectively “Losses”), to the extent arising from or in connection with (i) Goods and Services bearing or offered under the Licensed Property that were designed, manufactured, distributed, sold and/or promoted by Licensor or any Licensor Indemnitee, including to the extent arising from product liability claims; (ii) Licensor’s breach of any of its promises, obligations, representations and/or warranties under this Agreement and/or any applicable sublicense; and/or (iii) Licensor’s gross negligence, willful misconduct, or failure to comply with any law or regulation applicable to its performance hereunder. Licensor may settle any such Claim without Licensee’s prior written consent; provided, that, the settlement fully releases Licensee and its Affiliates, owners and agents, without imposing future duties on Licensee or admitting any liability on Licensee’s behalf, and without in any way prejudicing Licensee’s rights in Licensed Property. For avoidance of doubt, the provisions of this paragraph shall survive expiration of this Agreement.

B.

Licensee Indemnity. Licensee shall indemnify, defend and hold harmless Licensor, Licensor’s Affiliates and Licensor’s licensees, and each of their respective members, partners, directors, officers, employees, agents and representatives (Licensor, together with all the foregoing, the “Licensor Indemnitees”) from and against any and all Claims, and pay or reimburse all Losses, to the extent arising from or in connection with (i) any Licensee Indemnitee’s design, manufacture, distribution, sale and/or promotion of Licensed Goods and Services (excluding any provision of design to, manufacture for, or distributions or sales to, Licensor or any licensee or International Operator), including to the extent arising from product liability claims; (ii) Licensee’s breach of any of its promises, obligations, representations and/or warranties under this Agreement and/or any applicable sublicense; and/or (iv) Licensee’s gross negligence, willful misconduct, or failure to comply with any law or regulation applicable to its performance hereunder. Licensee may settle any such Claim without Licensor’s prior written consent; provided, that, the settlement fully releases Licensor and its Affiliates, owners and agents, without imposing future duties on Licensor or admitting any liability on Licensor’s behalf, and without in any way prejudicing Licensor’s rights in Licensed Property. For avoidance of doubt, the provisions of this paragraph shall survive expiration of this Agreement.

13.

Insurance. Licensee, at its sole cost and expense, shall procure and maintain throughout the Term and for a period of three (3) years thereafter, comprehensive general liability insurance (limited to product liability insurance, inventory insurance, operations liability insurance, advertising injury insurance and cyber liability insurance) and worker’s compensation insurance. Licensee shall obtain such insurance in an amount not less than Five Million U.S. Dollars ($5,000,000) in the aggregate. Each policy required hereunder, or otherwise held by Licensee and of the same type as a policy required hereunder (in each case, other than the worker’s compensation insurance and cyber liability insurance), shall name Licensor as additional insureds. In the event that any insurance policy required hereunder includes or permits a waiver of subrogation, such waiver shall apply to all such additional insureds. Licensee shall use commercially reasonable efforts to require the insurance carrier(s) to provide at least thirty (30) days’ notice to Licensor of any modification, cancellation, renewal or replacement of any insurance policy required hereunder.

A.

Within five (5) business days following the Effective Date, Licensee shall deliver to Licensor a certificate of insurance confirming the coverages required herein; provided, however, whether or not Licensor receives such a certificate during such time frame shall not constitute a waiver of any of Licensee’s obligations herein.

B.	Licensee’s indemnification obligations shall not be limited by insurance requirements hereunder.

14.	Audit Rights.

A.

Books and Records. Licensee shall prepare and maintain throughout the Term and for five (5) years thereafter, in accordance with generally accepted accounting principles and with this Agreement and in a manner which will enable Licensor’s representatives to audit same, complete and accurate books of account and records (including the originals or copies of documents supporting entries in the books of account) covering all transactions for the preceding seven (7) Contract Years relating to this Agreement.

B.

Audit Right. Licensor’s representatives may, during regular business hours with at least twenty (20) business days’ advance notice, and no more than once per Contract Year, during the Term and for three (3) years thereafter, inspect, and/or audit Licensee’s books of account and records, solely to the extent related to Licensee’s calculation of Gross Sales, Net Sales, Royalties or any other financial provisions of this Agreement. All audits shall be conducted at Licensor’s sole cost and expense by an independent accounting firm. Any such audit commenced within such period may continue through completion in the ordinary course. Licensee shall reasonably cooperate in all respects with any such inspection and/or audit, including without limitation by promptly responding to any inquiries and/or providing any information or material requested by Licensor’s auditor in connection therewith that Licensee is required to maintain pursuant to Section 14.A. Licensor shall ensure that the auditor is subject to a written confidentiality agreement containing non-disclosure obligations that are no less stringent than those contained with this Agreement. Notwithstanding anything herein to the contrary, Licensee may refuse to grant or provide any access to, or to disclose, any information if and to the extent such access or disclosing such information would: (a) violate applicable law; or (b) cause the loss of or jeopardize any attorney-client, attorney-work product, or similar legal or protective privilege. Licensor shall take (and cause the auditor to take) all commercially reasonable actions as reasonably requested by Licensee or otherwise necessary to minimize any unnecessary disruption to Licensee’s and its Affiliates’ businesses that may result from Licensor’s exercise of its rights under this Section 14.B.

C.

Underpayments. If any audit of Licensee’s books and records discloses an underpayment by Licensee hereunder, the amount of such underpayment, plus interest at a rate equal to one and one-half percent (1.5%) per month or the maximum rate of interest allowed by law, whichever is less, from the date such payments were originally due, shall be made to Licensor. If the underpayment is five percent (5%) or more or any lesser amount if such underpayment was knowing and intentional, then Licensee shall pay to Licensor all of Licensor’s reasonable out-of-pocket fees and costs incurred in connection with the audit.

15.	Representations and Warranties.

A.

Licensor Representations. Licensor represents, warrants and covenants to Licensee that Licensor has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder.

B.

Licensee Representations. Licensee represents, warrants and covenants to Licensor that Licensee (i) has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) the execution and delivery of this Agreement and the performance of Licensee’s obligations hereunder do not and will not conflict with, violate or breach, or constitute a default under any contractual obligation of Licensee; (iii) Licensee’s operations and performance in any way concerning its design, manufacture, distribution, sale and/or promotion of Licensed Goods and Services under this Agreement shall comply with all laws, rules and regulations applicable thereto.

C.

No Other Representations. Except if and as expressly set forth in this Agreement, or any other written agreement between the parties being entered into contemporaneously herewith, neither party has made and is not making any representation or warranty hereunder. Without limiting the foregoing, neither party has made, and neither party makes, any representation or warranty to Licensee in any way concerning projections, sales, Net Sales and/or profits which the other party should expect under this Agreement. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER OR ARISING BY CUSTOM OR TRADE USAGE, WITH RESPECT TO THE ITEMS OR RIGHTS PROVIDED UNDER THIS AGREEMENT, OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH HEREIN REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT.

16.	Non-Payment of Guaranteed Minimum Royalties and Royalties.

A.

Notice of Payment Default. In the event of any failure by Licensee to make timely payment of the Guaranteed Minimum Royalties, Licensor may delivery to Licensee an initial notice describing the payment default (such payment default, a “GMR Default” and such notice, an “Initial GMR Default Notice”). If the default remains uncured after ten (10) days of the date of Licensee’s receipt of the Initial GMR Default Notice, Licensor will provide Licensee with a second notice describing the payment default. If the payment default remains uncured after ten (10) days of the date of Licensee’s receipt of such second notice, Licensor will provide Licensee with a third notice describing the payment default (a “Third Default Notice”). Licensee may cure any failure to make timely payment at any time by paying the unpaid amounts and the interest assessed thereto (the “Unpaid GMR”). For sake of clarity, interest will accrue on any unpaid amounts beginning the date such amounts become due in accordance with Section 3.H.

B.	Defaults of Guaranteed Minimum Royalties.

(1)

Upon the occurrence of a GMR Default and (a) Licensee has not cured such GMR Default within ninety (90) days of the Initial GMR Default Notice and (b) the then-current Unpaid GMR owed pursuant to such GMR Default exceeds $250,000, then at Licensor’s election in Licensor’s sole discretion, Licensor may exercise the following rights alone or in combination and shall take effect upon written notice to Licensee:

(i)

With respect to Licensee’s right to the Quarterly Payments (as such term is defined in the Operating Agreement) pursuant to Section 4.1 of the Operating Agreement (the “Original Distribution Rights”), Licensor may offset a portion or all of the Licensee’s Unpaid GMR against Licensee’s Quarterly Payments pursuant to the Original Distribution Rights until such time as the Unpaid GMR is paid in full. Licensee’s right to the Quarterly Payments pursuant to Section 4.1 of the Operating Agreement shall be according to the following formula: (x) Licensee shall forgo the first $33,000,000 of Quarterly Payments of Excess Cash (as such term is defined in the Operating Agreement) available for distribution in such year which would otherwise be due to it under Section 4.1 of the Operating Agreement each year, which payments shall be made by Licensor to the other Members (as such term is defined in the Operating Agreement) prior and in preference to any payment due to Licensee by virtue of its ownership of Class A Units (as such term is defined in the Operating Agreement) (the “Yearly GMR Default Payment Amount”), (y) once the Yearly GMR Default Payment Amount has been paid in full to the other Members, Licensee shall be entitled to receive, prior and in preference to any payments due to the other Members by virtue of such other Members’ ownership of Class A Units, Quarterly Payments totaling up to $22,000,000 of the Excess Cash available for distribution in such year (the “Yearly GMR Catch-Up Payment Amount”) and (z) any Excess Cash available for distribution in excess of the sum of the Yearly GMR Default Payment Amount and the Yearly GMR Catch-Up Payment Amount for such year (if any) shall be paid ratably among the Members of Licensor based upon the respective number of Class A Units held by such Members as of immediately prior to such distribution; provided, that Licensee’s Original Distribution Rights shall be reinstated upon (I) Licensee’s cure of the GMR Default and (II) three (3) consecutive years of compliance with all payment obligations of Licensee contained in this Agreement following such cure of the GMR Default. The Yearly GMR Default Payment Amount and the Yearly GMR Catch-Up Payment Amount shall be adjusted ratably based on Licensee’s and the other Members’ relative ownership of Class A Units.

(ii)

Licensee shall be required to unconditionally and irrevocably grant to Licensor the right to purchase all or any portion of its Class A Units (as adjusted for any equity split, dividend, recapitalization, reorganization or the like) (the “Transfer Units”) that Licensee may propose to sell, transfer or otherwise dispose of (collectively, a Proposed Licensee Transfer) to a third-party purchaser (a “Prospective Transferee”) at the same price and on the same terms and conditions as those offered to such Prospective Transferee to whom Licensee proposes to make a Proposed Licensee Transfer on the terms and conditions specified in the Proposed Licensee Transfer Notice (as defined below) (the “Right of First Refusal”).

(a)

If Licensee proposes to make a Proposed Licensee Transfer, Licensee must deliver a written notice to Licensor setting forth the terms and conditions of a Proposed Licensee Transfer (the “Proposed Licensee Transfer Notice”) not later than fifteen (15) days prior to the consummation of such Proposed Licensee Transfer. Such Proposed Licensee Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Licensee Transfer and the intended date of the Proposed Licensee Transfer. In order to exercise its Right of First Refusal hereunder, Licensor must deliver a written notice notifying the Licensee that Licensor intends to exercise its Right of First Refusal to purchase all or a portion of the Transfer Units with respect to any Proposed Licensee Transfer (the “Licensor Notice”) to the Licensee within ten (10) days after delivery of the Proposed Licensee Transfer Notice.

(b)

Notwithstanding the foregoing, if the total number of Transfer Units that Licensor has agreed to purchase in a Licensor Notice is less than the total number of Transfer Units, then Licensor shall be deemed to have forfeited any right to purchase such Transfer Units, and Licensee shall be free to sell all, but not less than all, of the Transfer Units to the Prospective Transferee on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Licensee Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of the Operating Agreement, (ii) such sale shall be consummated within sixty (60) days after receipt of the Proposed Licensee Transfer Notice by Licensor and, if such sale is not consummated within such sixty (60)-day period, such sale shall again become subject to the Right of First Refusal on the terms set forth herein. For the avoidance of doubt, nothing in this provision shall amend, modify, alter or waive the transfer restrictions set forth in Section 9.1 of the Operating Agreement, and it is understood that a pledge of the Class A Units by Licensee to its lenders in respect of any of its financing arrangements and any exercise thereof shall not constitute a Proposed Licensee Transfer and shall not be subject to the provisions of this Section 16.

(iii)

(1) Licensee shall be required to unconditionally and irrevocably waive all of its rights contained in Section 7.6(c) and (j) of the Operating Agreement (the “Specified Minority Protections”) and (2) notwithstanding Section 7.6(b) and Section 7.6(h) of the Operating Agreement, Licensor shall be permitted to incur emergency indebtedness for borrowed money from an Affiliate of the WHP Member (as defined in the Operating Agreement) provided such indebtedness is on terms no less favorable to Licensee than could be obtained in an arms’ length transaction with a non-Affiliate (“Affiliate Debt”); provided, that if the Licensee cures the GMR Default within one hundred twenty (120) days of the Initial GMR Default Notice, the Specified Minority Protections shall be reinstated, subject to a future occurrence of a GMR Default (in which case the provisions of this Section 16.B shall apply with respect to such GMR Default).

(iv)

Licensee shall be required to forfeit its rights to designate the Express Managers (as such term is defined in the Operating Agreement) pursuant to Section 7.2(a)(ii) of the Operating Agreement (the “Licensor Board Designation Rights”); provided, that if the Licensee cures a GMR Default within one hundred twenty (120) days of the Initial GMR Default Notice, the Licensor Board Designation Rights shall be reinstated, subject to a future occurrence of a GMR Default (in which case the provisions of this Section 16.B shall apply with respect to such GMR Default).

(v)

At the written election of the WHP Holder (as such term is defined in the Operating Agreement), Licensor will engage a third party, nationally recognized valuation expert reasonably satisfactory to the Licensee (the “Valuation Expert”) to value the aggregate Class A Units of Licensor. In connection with its valuation analysis, the Valuation Expert (X) shall (i) assume that any then-current amount of Unpaid GMR will not to be received by Licensor, (ii) consider that any future projected royalties payable under the Agreement should be based on Licensee’s then-projected performance and (iii) use market multiples that WHP and other similar brand management companies have paid for similar intellectual property and (Y) shall not consider or take into account (i) any actions taken by Licensor that would have required consent under the Specified Minority Protections if not for the exercise of Section 16.B(1)(iii) or (ii) liabilities in respect of any Affiliate Debt. Upon receipt of such valuation, which shall be final and binding on the parties and the cost and expense of which shall be added to the Unpaid GMR, Licensor may elect to satisfy Licensee’s then-current amount of Unpaid GMR through Licensee’s forfeiture of Class A Units equal in value to the amount of the Unpaid GMR based on the valuation of the Valuation Expert (provided that if the valuation of Licensee’s Class A Units is less than the then-current amount of the Unpaid GMR, Licensor shall be entitled to satisfy a portion of the Unpaid GMR equal to the valuation of Licensee’s Class A Units through Licensee’s forfeiture of Class A Units).

(2)

Upon the occurrence of a GMR Default and (i) Licensee has not cured such GMR Default within one hundred twenty (120) days of the Initial GMR Default Notice, (ii) the amount owed pursuant to such GMR Default (inclusive of all accrued interest) exceeds $1,000,000, then at Licensor’s election in Licensor’s sole discretion and (iii) prior to the exercise of the rights in this Section 16.B(2), Licensee has used reasonable best efforts to obtain satisfaction of the Unpaid GMR through the exercise of Licensee’s rights set forth in Section 16.B(1) and the Unpaid GMR remains outstanding, Licensor may exercise the following rights alone or in combination with the rights above:

(i)

Licensor may, upon written notice to Licensee, convert the exclusive License in the Territory to a non-exclusive license, and Licensor shall have all rights to enter into new third-party licenses granting rights for use of Licensed Property, or any variation, adaptations, translations, or transliterations thereof, on and in connection with design, manufacture, distribution, sale and/or promotion of Licensed Goods and Services inside the Territory.

(ii)

Licensee shall obtain an irrevocable letter of credit issued with respect to this Agreement in an amount sufficient to secure the obligations of Licensee with respect to the Guaranteed Minimum Royalties payable to Licensor for rolling six-month periods (the “Letter of Credit”). Such Letter of Credit shall be maintained until the termination or expiration of this Agreement; provided, that Licensee’s obligation to maintain the Letter of Credit shall terminate upon (i) Licensee’s cure of the GMR Default and (ii) three (3) consecutive years of compliance with all payment obligations of Licensee contained in this Agreement following such cure of the GMR Default.

C.	Defaults of Royalties.

(1)

If a default related to the payment of Royalties remains uncured more than ten (10) days after the date of Licensee’s receipt of the Third Default Notice, the parties agree to each appoint a senior executive who will negotiate in good faith to resolve the alleged payment default for a period of fifteen (15) days.

(2)

In the event that the senior executives or their designees cannot resolve the payment dispute within the fifteen (15) day period, either party may submit such dispute to be finally settled by arbitration administered by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures in effect at the time of submission, as modified by this Section 16.C(2). The arbitration will be heard and determined by three (3) arbitrators who are retired judges or attorneys with at least ten (10) years of experience. Each Party will appoint one arbitrator and the third arbitrator will be selected by the two party-appointed arbitrators, or, failing agreement within thirty (30) days following the date of receipt by the respondent of the claim, by JAMS. Such arbitration will take place in New York, NY. The arbitration award so given will be a final and binding determination of the dispute, will be fully enforceable in any court of competent jurisdiction specified in Section 20.B, and will not include any damages expressly prohibited by Section 20.D. The arbitration award may include the prevailing party in any arbitration under this Section 16.C(2) being entitled to recover from the losing party some or all of the reasonable out-of-pocket fees, costs and expenses (including those of attorneys, professionals and accountants and all those arising from appeals and investigations) incurred by the prevailing party in connection with such arbitration. Each party shall maintain the confidential nature of the arbitration proceeding and the arbitration award, including the arbitration hearing, in accordance with Section 11.

17.	Effects of Expiration.

A.

Expiration of Licensee’s Rights. Upon the expiration of this Agreement, except as it relates to any limited rights which Licensee may have pursuant to the express terms of this Agreement with respect to a Sell-Off Period, all rights granted by Licensor to Licensee under this Agreement automatically and immediately shall terminate and revert to Licensor. Without limiting the foregoing, upon the expiration of this Agreement, Licensee immediately shall cause its manufacturers to cease and desist from any further manufacture of any Licensed Goods and Services (and/or of any labeling, packaging and/or other materials using any Licensed Property). Licensee acknowledges that Licensor will have no adequate remedy at law if Licensee continues to design, manufacture, distribute, sell, and/or promote Licensed Goods and Services following expiration of this Agreement outside the scope of any rights which Licensee may have pursuant to the express terms of this Agreement with respect to a Sell-Off Period. Accordingly, Licensee agrees that, in addition to any and all other remedies available to Licensor at law, Licensor shall have the right to seek to have any such activity by Licensee restrained by equitable relief, including, but not limited to, a temporary restraining order, a preliminary injunction, a permanent injunction, or such other alternative relief as may be appropriate, without the necessity of posting any bond.

B.

Unpaid Amounts. At the expiration of this Agreement for any reason, Licensee immediately shall pay to Licensor any and all unpaid amounts then due and owing to Licensor (including without limitation Royalties and Guaranteed Minimum Royalties for any Contract Year (or portion thereof) prior to the date of the expiration of this Agreement).

C.

Return of Materials. Within ten (10) days following the expiration of this Agreement, Licensee at its sole cost shall deliver to Licensor all advertising materials and, to the extent permitted by applicable law and any contract by which Licensee is bound, all Customer Information in Licensee’s possession, custody and/or control, to the extent incorporating any of the Marks.

D.

Inventory. No later than sixty (60) days prior to the expiration of the Term, Licensee shall deliver to Licensor a schedule (signed and certified by Licensee’s Chief Financial Officer as accurate) itemizing all inventory of Licensed Goods and Services then in Licensee’s possession, custody and/or control, broken down by style number, color, size, quantity, and including Licensee’s Purchase Price for each such product together with any other descriptive information which Licensor may request.

E.

Sell-Off Period. Upon the expiration of this Agreement, Licensee shall have the non-exclusive right, for a period of six (6) months following the expiration of this Agreement (a “Sell-Off Period”) to sell-off its inventory (solely to the extent Licensee owned such inventory as of the expiration date of this Agreement) with such sales to be made (i) solely in the Territory; (ii) solely to Approved Wholesalers, (iii) subject to payments of Royalties; and (iv) otherwise on and subject to the terms and conditions of this Agreement. Any sales made by Licensee during a Sell-Off Period shall not be credited towards any of Licensee’s obligations to pay Guaranteed Minimum Royalties.

18.

Sublicensing. Licensee shall have the right to sublicense its rights under this Agreement to any Affiliates controlled, directly or indirectly, by Licensee; provided, however, (a) Licensee shall ensure that any such controlled Affiliate does not engage in any act or omission that would constitute a breach of this Agreement if such act or omission had been by Licensee, and any such violation by Licensee’s controlled Affiliate shall constitute a breach of this Agreement by Licensee; and (b) if any of Licensee’s controlled Affiliates engaged in an act that would constitute a breach of this Agreement if made by Licensee then, without prejudice to any of Licensor’s rights and remedies against Licensee, Licensee shall have the right to seek injunctive relief directly against such controlled Affiliate. Licensee additionally shall have the right to sublicense its rights under this Agreement to any other third-party, solely during the Term; provided, however, that Licensee shall not have the right to grant a sublicense to permit a Person other than its Affiliates to design, manufacture, or sell Reserved Goods and Services other than (i) for or to Licensee or its Affiliates or (ii) to Approved Wholesalers in connection with Reserved Goods and Services obtained from Licensee or its Affiliates or in connection with a store-within-a-store branded with a Licensed Property. Licensee shall not enter into any sublicense not expressly permitted by this paragraph without Licensor’s express prior written approval, and any such sublicense without such express prior written approval shall be deemed void and of no force or effect. For the avoidance of doubt, any sublicense entered into shall expire and terminate concurrently with expiration of this Agreement, and sublicensee shall have no right to enforce the sublicense against Licensor.

19.	Assignment; Lender Rights.

A.

License as Personal. This Agreement is of a nature such that the rights granted to Licensee hereunder are personal to Licensee, including in that Licensee acknowledges and recognizes that: (a) Licensee has been granted the licenses herein because of its particular expertise, knowledge, judgment, skill and ability; and (b) Licensor is relying on Licensee’s unique knowledge, experience and capabilities to perform this Agreement in specific manner consistent with the high standards of integrity and quality associated with the Marks. Licensor and Licensee represent, acknowledge and agree that (i) they are entering into this Agreement based upon the unique and specific business and commercial reputation, experience, financial condition, and relationships that each of Licensor and Licensee have and are each relying upon the other in using the same in connection with their respective performance under this Agreement, and (ii) this Agreement is personal to each of them, and shall be treated as a personal service contract for all purposes, including in connection with an Insolvency Proceeding.

B.

Single Integrated Agreement; Assignment. Each of Licensor and Licensee represent, acknowledge and agree that this Agreement and the licenses contained herein constitute one, single integrated contract, and that the licenses granted hereunder are non-severable from each other and the other terms and conditions hereof. Neither party shall assign this Agreement or any of its rights or obligations hereunder, directly or indirectly, whether pursuant to any division or change of ownership, control, or otherwise, including in connection with any Insolvency Proceeding, without having first received the other party’s prior written approval which the other party may grant or withhold in its sole discretion; provided, that Licensor shall have the right to assign this Agreement and its rights and obligations hereunder, directly or indirectly, without Licensee’s approval, in connection with a Change of Control of Licensor. Licensee shall have the right to assign this Agreement and its rights and obligations hereunder, directly or indirectly, without Licensor’s approval, (i) pursuant to Section 19.D, (ii) to an Affiliate, or (iii) in connection with any Change of Control of Licensee (other than in connection with a reorganization or restructuring, in bankruptcy, of Licensee or any of its Affiliates) (provided, further, that, unless a ROFO Termination Election (as defined in the Operating Agreement) has occurred, Licensee may not assign this Agreement to Authentic Brands, Bluestar, or Marquee Brands without the prior written consent of Licensor). Any attempted assignment by a party in violation of any of the foregoing shall be deemed void and of no force or effect. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

C.

Bankruptcy. Notwithstanding anything to the contrary herein, the Parties agree that, if Licensee is the subject of any Insolvency Proceeding and/or dissolution then, to the fullest extent enforceable by law, no debtor or debtor in possession, assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with responsibility for taking custody of Licensee’s assets or business may assume and assign this Agreement.

D.

Lender Rights. Notwithstanding anything to the contrary in this Agreement, Licensor hereby approves Licensee’s right to sublicense and collaterally assign this Agreement and any of its rights and obligations hereunder to any lender or lenders (or an agent therefor) under any credit facility with commercial lenders, institutional investors or similar lenders as collateral for the indebtedness, liabilities and obligations of Licensee and/or any of its Affiliates thereunder, exercisable or usable by the lender or lenders (or an agent therefor) after an event of default under such credit facility or otherwise in connection with the enforcement and exercise of remedies with respect to the collateral under such credit facility, in each case, until the obligations under such credit facility (other than contingent indemnification obligations and unasserted expense reimbursement obligations that expressly survive the termination or repayment in full of such credit facility) have been in paid in full in cash. Without limiting the generality of the foregoing, the right of such lender or lenders (or an agent therefor) to enforce and exercise their rights and remedies under any sublicense or collateral assignment, as applicable, and to take actions and exercise rights of the Licensee hereunder are hereby is acknowledged by the Licensor and any such action taken in accordance therewith shall be valid and effective for all purposes under this Agreement, and in any such event, the Licensor will negotiate in good faith with any such lender or lenders (or agent therefor) with respect to its or their exercise thereof; provided, that, such lender or lenders (or agent therefor) agree to be bound by all the terms and conditions of this Agreement.

20.	Dispute Resolution.

A.

Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

B.

Forum. Except for the arbitration provided for above, all other Actions arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 20.B. shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 20.B. of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment. The prevailing party in any legal proceeding under this Agreement will be entitled to recover from the losing party all reasonable out-of-pocket fees, costs and expenses (including those of attorneys, professionals and accountants and all those arising from appeals and investigations) incurred by the prevailing party in connection with such legal proceeding.

C.

Equitable Relief. Licensee acknowledges that any breach by Licensee may cause Licensor irreparable harm for which there is no adequate remedy at law, and in the event of such breach, Licensor shall be entitled to seek, in addition to other available remedies, injunctive or other equitable relief, including, without limitation, interim or emergency relief, including, without limitation, a temporary restraining order or injunction, before any court with applicable jurisdiction, to protect or enforce its rights.

D.

LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO A BREACH OF SECTION 11, TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, NEITHER PARTY NOR ANY OF SUCH PARTY’S OWNERS, OFFICERS, EMPLOYEES AND/OR AGENTS SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES, OR FOR LOSS OF GOOD WILL OR BUSINESS PROFITS, REGARDLESS OF THE FORM OR ACTION, WHETHER IN CONTRACT, TORT AND/OR OTHERWISE, IN RELATION TO THIS AGREEMENT REGARDLESS OF WHETHER SUCH DAMAGES ARE FORESEEABLE OR WHETHER SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES. THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO LOSSES PAID OR PAYABLE TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM WHICH IS THE SUBJECT OF AN INDEMNIFICATION OBLIGATION UNDER THIS AGREEMENT.

E.

JURY TRIAL WAIVER. EACH PARTY HEREBY WAIVES ANY AND ALL RIGHTS THAT IT MAY HAVE NOW OR HEREAFTER HAVE UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR ANY STATE TO A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING EITHER DIRECTLY OR INDIRECTLY IN ANY ACTION OR PROCEEDING BETWEEN THEM IN ANY WAY CONNECTED TO THIS AGREEMENT. IT IS INTENDED THAT THIS WAIVER OF JURY TRIAL SHALL APPLY TO ANY AND ALL CLAIMS, DEFENSES, RIGHTS AND/OR COUNTERCLAIMS IN ANY SUCH ACTION OR PROCEEDING.

21.	Miscellaneous.

A.

Legal Notices. Any legal notices, requests, consents, claims, demands, waivers and other communications arising under this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient; (b) one business day after being sent to the recipient by reputable overnight courier service (e.g., FedEx) (charges prepaid); or (c) transmitted, if sent by email transmission before 5:00 p.m. New York time on a business day, or otherwise on the next business day; provided that notice given by email shall not be effective unless either (i) a duplicate copy of such email is promptly given by one of the other methods described in this Section 21.A. or (ii) the receiving party delivers a written confirmation of receipt for such notice by email or any other method described in this Section 21.A. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 21.A):

(1)	If to Licensor:

EXP Topco LLC

c/o WHP Global

530 Fifth Avenue

Floor 12

New York, NY 10036

E-mail:         [*****]

                     [*****]

Attention:     [*****]

                     [*****]

with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

E-mail:            jzachariah@goodwinlaw.com; wwilson@goodwinlaw.com

Attention:       Joshua M. Zachariah;

                        William F. Wilson

(2)	If to Licensee:

Express, Inc.

One Express Drive

Columbus, OH 43230

E-mail:            [*****]

Attention:        [*****]

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Email:            rachael.coffey@kirkland.com

Attention:      Rachael Coffey, Partner

B.

Relationship. The parties are and shall remain independent contractors, and neither party may (a) obligate or bind the other to any form of contractual and/or other obligation; (b) control the activities and operations of the other party; or (c) make any statements, representations or commitments of any kind on behalf of the other party. Nothing herein contained shall be construed to have the effect of placing the parties hereto in the relationship of partners or joint venturers, or create any agency, or any other relationship other than that of licensor and licensee.

C.

No Franchise. Each party acknowledges and agrees that this Agreement is an intellectual property rights license agreement and does not constitute, and shall not be construed as, a franchise agreement. Each party further acknowledges and agrees that state and federal franchise laws do not and will not apply to this Agreement or to the relationship between the parties and their respective rights and obligations hereunder. Without limiting the foregoing, the parties agree that, due to their respective business backgrounds and prior licensing experience, they do not need the protection of state or federal franchise laws.

D.

Survival. Upon any expiration of this Agreement, the following Sections shall survive in full force and effect according to their terms: 1 (Definitions), 9 (Reports and Plans), 10 (Intellectual Property), 11 (Confidentiality) 12 (Indemnification), 14 (Audit Rights), 17 (Effects of Expiration), 19 (Assignment; Lender Rights), 20 (Dispute Resolution), and 21 (Miscellaneous).

E.

Further Assurances. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to carry out the provisions of this Agreement. Further, Licensee shall execute and deliver to Licensor any and all documents reasonably requested by Licensor to confirm and perfect Licensor’s right, title and interest in and to the Marks and/or otherwise with respect to the licensing arrangement provided for herein. The parties agree to execute a short form license agreement in the form of Exhibit D upon Licensee’s request, and Licensor hereby authorizes Licensee to file such short form license agreement with the United States Patent and Trademark Office.

F.

No Waiver. If any acts or omissions by either party not in conformity with any covenant, duty, agreement, condition or other requirement hereof are not objected to by the other party, the failure to object shall not be a waiver of the covenant, duty, agreement, condition or other requirement and timely and proper performance may be insisted upon at any time. The waiver by any party to this Agreement of any breach or violation of any covenant, duty, agreement, condition or other requirement of this Agreement by the other party shall not operate or be constructed to be a waiver of any subsequent breach or violation thereof.

G.

Severability. Any holding by a court of competent jurisdiction of the invalidity, illegality, or unenforceability of any term of this Agreement shall not affect the validity or operation of any other term, and the invalid, illegal, or unenforceable term shall be deemed severed from this Agreement and the Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable term had never been contained herein. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.

H.

Construction. If it is necessary to construe the terms and conditions of this Agreement, it will be done without giving any consideration or effect as to which party drafted this Agreement. The parties acknowledge that all terms of this Agreement were negotiated at arms’ length, with independent counsel, and that this Agreement was prepared and executed without duress, undue influence or coercion. Unless otherwise specified or where the context otherwise requires: (a) the terms “include,” “includes” or “including” means including without limitation; (b) words importing any gender shall include other genders; (c) words importing the singular only shall include the plural and vice versa; (d) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to articles, exhibits, sections or schedules of or to this Agreement; (f) references to any Person include the successors and permitted assigns of such Person; (g) the use of the words “or,” “either” and “any” shall not be exclusive; (h) wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict; (i) references to “$” or “dollars” means the lawful currency of the United States of America; (j) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) references to “written” or “in writing” include in electronic form; (l) provisions shall apply, when appropriate, to successive events and transactions, any reference to “days” means calendar days unless business days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the day at the end of the period is not a business day, then the period shall end on the close of the next immediately following business day; (n) references to any agreement, contract or schedule or law, unless otherwise stated, are to such agreement, contract or schedule or law as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, (o) references to “approval”, “approve”, or “approved” shall be deemed to be followed by the words “in writing”, and (p) references to “manufacture” shall be deemed to include “to have manufactured”.

I.

Captions and Exhibits. Captions used herein are for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement. The Exhibits and Schedules to this Agreement (including without limitation any terms and conditions contained therein) are incorporated herein by reference and shall form part of this Agreement.

J.

Signature Exchange. This Agreement may be executed in counterpart copy format, with each copy an original hereof, and all copies being one and the same agreement. Signatures affixed hereto by photocopy, facsimile transmission, e-mail, PDF, TIFF, JPEG, DocuSign or other like digital format shall have the full force and effect of original signatures.

K.

Complete Agreement / No Oral Modification. This Agreement represents the complete Agreement between the parties with respect to its subject matter, and this Agreement replaces and supersedes any prior written and oral agreements, understanding or statements between the parties, whether express or implied, with respect to the subject matter contained in this Agreement. Without limiting the foregoing, the express terms of this Agreement shall control and supersede any course of dealing or performance, and/or usage of trade, that is inconsistent with any of the terms hereof. Any amendments to this Agreement must be in writing and signed by the parties.

L.

Bankruptcy Protection. If this Agreement is rejected by Licensor as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by Licensor in bankruptcy to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code (or similar or related provision in the bankruptcy laws of another applicable jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code (or similar or related provision in the bankruptcy laws of another applicable jurisdiction). Licensor agrees that following commencement of a bankruptcy proceeding by or against Licensor under the Code (i) Licensee shall retain and may fully exercise all of its rights and elections as and to the extent set forth under the Code, and (ii) for purposes of Sections 365(n) of the Code, upon rejection by the Licensor of this Agreement and the election by Licensee to retain its rights under Section 365(n)(1)(B) of the Code, and following Licensee’s written request therefor, and subject to Licensee’s performance with its obligations and Section 365(n), Licensee shall be entitled to a complete duplicate of, or complete access to (as appropriate), any such intellectual property and all embodiments of such intellectual property held by Licensor, which, if not already in Licensee’s possession, shall be promptly delivered to Licensee. Licensor further agrees that, in accordance with Section 365(n)(4) of the Code, unless and until the Licensor rejects this Agreement, upon written request of Licensee, Licensee shall be entitled to a complete duplicate of, or complete access to (as appropriate), any such intellectual property and all embodiments of such intellectual property held by Licensor. To the extent any rights or licenses granted under this Agreement are not governed by Section 365(n) of the Code, the parties agree that this Agreement is and shall continue to be an executory contract for purposes of Section 365(g) of the Code and similar or related laws in other jurisdictions. Each of Licensor and Licensee, as counterparties to an executory contract, may fully exercise all of their respective rights under the Code or under any similar or related bankruptcy laws of another applicable jurisdiction, including Licensee’s right to continue to exercise the trademark rights licensed hereunder (including the right to enforce exclusivity), notwithstanding any rejection or assignment of this Agreement by Licensor. The foregoing provisions of this Section 21.L are without prejudice to any rights any party may have arising under the Code.

M.

Force Majeure. Neither party shall be liable or responsible to the other party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for either party’s payment or reimbursement obligations under the Agreement), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s reasonable control.

{Signature Page(s) Follow}

IN WITNESS WHEREOF, by their signatures below, the parties enter into this Agreement as of the Effective Date.

LICENSOR		LICENSEE

EXP TOPCO LLC		EXPRESS, INC.

By:		By:
Name:	Yehuda Shmidman	Name:	Timothy Baxter
Title:	Chief Executive Officer	Title:	CEO

Exhibit A

Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

1.	“Action” means claim, action, suit, proceeding or governmental investigation.

2.	“Advance” means Sixty Million US Dollars ($60,000,000) payable by Licensee to Licensor as and when set forth in Section 3.B(1).

3.

“Affiliate” means any Person which, now in the future, directly or indirectly controls, is controlled by, or is under common control with a party. “Control” means possession, directly or indirectly, of power to direct or cause the direction of management or policies of any such Person, through ownership of voting securities, by contract or otherwise. The parties agree that for purposes of this Agreement, neither party is an Affiliate of the other party.

4.	“Approved Account List” means the wholesale accounts listed on Exhibit C.

5.

“Approved Wholesalers” means any wholesale distributor that is an Affiliate of Licensee, and any other wholesale distributor that satisfies the Quality Standards or has a reputation and standing as a high-quality wholesale distributor selling Goods and Services consistent with the high quality of the Licensed Goods and Services and the reputation, image and prestige of the Marks. Approved Wholesalers expressly excludes mass-market retailers (e.g. Walmart, Target), drug stores, flea markets and dollar stores.

6.	“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

7.	“Combination Use Mark” means any trademark that is, in whole or in part, comprised of one or more trademarks included in the Marks used in combination with any Licensee Mark.

8.

“Contract Year” means each twelve month period beginning on the Sunday after the Saturday closest to January 31 in the applicable calendar year of the Term, except Contract Year 1, and the last Contract Year, which means the period of time from the Sunday after the Saturday closest to January 31 of the calendar year in which this Agreement expires, and the effective date of such expiration.

9.	“Contract Year 1” means the period commencing upon the Effective Date and ending on the Saturday closest to January 31, 2024.

10.	“Customer Information” means customer information collected by Licensee in the course of making Retail Sales under this Agreement.

11.

“Debtor Relief Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the U.S., any state or territory thereof, the District of Columbia or any other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

12.

“Fiscal Quarter” means, as applicable, (i) the Sunday after the Saturday closest to January 31 through the end of February, March and April (ii) May, June, and July (iii) August, September, and October or (iv) November, December and January 1 through the Saturday closest to January 31.

13.

“FOB Cost” means the total direct costs without markup or load that Licensee pays to its factory and/or other applicable seller in connection with the manufacture and purchase of Licensed Goods and Services, including, without limitation, as it relates to transferring title of such Licensed Goods and Services to or for the benefit of Licensee.

14.	“Goods and Services” means any and all goods and/or services.

15.

“Gross Sales” means (1) all amounts received and receivable, including amounts of any gift card redeemed as payment, by Licensee or an Affiliate thereof from their Retail Sales; and/or (2) all amounts received and receivable by Licensee or an Affiliate thereof from their Wholesale Sales. For purposes of this Agreement, (i) a “sale” of Goods and Services from Retail Sales occurs on the earliest of, and Royalties shall accrue on, the date payment is received or becomes receivable for such Goods and Services, except a sale made with a gift card shall be deemed made at the time of gift card redemption rather than gift card purchase; (ii) a “sale” of Goods and Services from Wholesale Sales occurs on the earliest of, and Royalties shall accrue on, the date payment is received for such Goods and Services; and (iii) any sums received or receivable from a retail customer for a separately delineated charitable donation, and all other bona fide charitable donations actually donated to a third party shall be excluded from the definition of Gross Sales.

16.

“Guaranteed Minimum Royalties” means the following amounts for Contract Year 1 and each of the following Contract Years; provided that the Guaranteed Minimum Royalties for Contract Year 1 (where less than 365 days) and the last Contract Year of the Term is the amount for such Contract Year set forth in the “Amount of Guaranteed Minimum Royalties” column multiplied by the number of days in such Contract Year divided by 365:

Contract Year	Amount of Guaranteed Minimum Royalties
Contract Year 1	$60,000,000 USD
Contract Year 2	$61,000,000 USD
Contract Year 3	$62,000,000 USD
Contract Year 4	$63,000,000 USD
Contract Year 5	$64,000,000 USD
Contract Year 6 and each Contract Year thereafter	$65,000,000 USD

17.	“Initial Term” means Contract Year 1 and the nine (9) years the following the conclusion of Contract Year 1 for a total of ten (10) years.

18.	“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

19.	“Licensed Goods and Services” means any merchandise Goods and Services bearing the Marks and sold by Licensee and/or any of its Affiliates.

20.

“Licensed Property” means all (i) Acquired IP (as defined in the IP Transfer Agreement) and (ii) Trademarks and any other intellectual property owned or controlled at any time during the Term by Licensor or any Affiliate thereof.

21.

“Change of Control” means, with respect to a party, any transaction or series of transactions pursuant to which any Person, or group of related Persons in the aggregate, acquires or becomes the beneficial owner of, directly or indirectly, (a) more than fifty percent (50%) of the outstanding common stock of such party, whether by merger, liquidation, consolidation, reorganization, combination, sale, tender or exchange offer or otherwise or (b) all or substantially all of such party’s assets, determined on a consolidated basis.[3]

22.

“Licensee Marks” means (i) all Trademarks owned by Licensee and/or any of its Affiliates as of the Effective Date (after giving effect to the Contribution Agreement), (ii) all Trademarks acquired by Licensee and/or any of its Affiliates after the Effective Date (excluding, for clarity, any New Derivative Marks), and (iii) all Trademarks licensed to Licensee and/or any of its Affiliates by a third party.

23.	“Marks” means Trademarks included in the Licensed Property. The term “Marks” does not include any Licensee Marks.

24.

“Net Sales” means Gross Sales, reduced only by, without duplication, to the extent included in the calculation of Gross Sales, (i) returns of Goods and Services; (ii) sales, value-add, use, excise, duties, tariffs, or similar taxes collected from customers as a separately delineated part of the sale price for Goods and Services; (iii) shipping and handling (and related insurance) revenue, in each case collected from customers as a separately delineated part of the sale price for Goods and Services; (iv) non-retail closeout sales, not to exceed two percent (2%) of total units of Good and Services sold by Licensee, its Affiliates, or sublicensees in any Contract Year; (v) fifty percent (50%) of Threshold Sales derived from the sale of Co-Branded Licensed Products, but only up to the Permitted Co-Branded Deduction; (vi) sales of Goods and Services occurring in the Branded Brick-and-Mortar Stores that are not Licensed Goods and Services, but only up to the Permitted No-Branded Brick-and-Mortar Allowance; (vii) sales of Goods and Services occurring in Branded E-Com Sites that are not Licensed Goods and Services, but only up to the Permitted No-Branded E-Com Allowance; (viii) chargebacks, credits, allowances, and bad debts, including those granted on account of rejection, returns, billing errors, or retroactive price reductions, not to exceed one and one-half percent (1.5%) of Threshold Sales for such Contract Year; and/or (ix) Permitted Other Deductions; provided, however, any deductions in the calculation of Net Sales based upon Permitted Other Deductions for any Contract Year shall be capped at ten percent (10%) of Threshold Sales attributable to Wholesale Sales during such Contract Year.

25.	“Operating Agreement” means that certain First Amended and Restated Limited Liability Company Agreement of EXP TOPCO, LLC, dated as of the date hereof, by and among the persons party thereto.

26.	“Permitted Co-Branded Deductions” means sales of Co-Branded Licensed Products up to five percent 5% of Threshold Sales in any Contract Year.

27.	“Permitted No-Branded E-Com Allowance” means sales of Goods and Services that are not Licensed Goods and Services in Branded E-Com Sites, up to ten percent 10% of Threshold Sales in any Contract Year.

28.

“Permitted No-Branded Brick-and-Mortar Allowance” means sales of Goods and Services that are not Licensed Goods and Services in Branded Brick-and-Mortar Stores, up to ten percent 10% of Threshold Sales in any Contract Year.

29.

“Permitted Other Deductions” means discounts, markdown allowances, and/or margin support actually extended by Licensee or any of its Affiliates on Wholesale Sales to the extent relating to sales of Licensed Goods and Services to unaffiliated third parties.

30.

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an exempted company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity.

31.

“Quality Standards” means standards or practices that are consistent in all material respects with (i) Licensee’s past standards or practices, with respect to Licensed Property, or (ii) the then-current customary standards or practices of apparel designers, manufacturers, distributors, or retailers that are comparable to or competitive with Licensee or otherwise similarly situated (including as to price point, customer demographic, revenue and trade channels) to Licensee in the specialty retail apparel industry.

32.	“Renewal Term” means ten (10) years.

33.	“Reserved Goods and Services” means the goods and services within the categories identified on Exhibit B.

34.

“Retail Sales” means retail sales of (i) Licensed Goods and Services, or (ii) consumer merchandise Goods and Services through Branded Brick-and-Mortar Stores, Branded E-Com Sites, or other direct-to-consumer trade channel branded under any Mark in a given Contract Year.

35.

“Royalties” means amounts totaling (i) three and one quarter percent (3.25%) of Net Sales arising from Retail Sales for each of Contract Years 1-5; (ii) three and one half percent (3.5%) of Net Sales arising from Retail Sales for each Contract Year after Contract Year 5; and (iii) eight percent (8%) of Net Sales arising from Wholesale Sales.

36.	“Specified Trade Channels” means (i) Retail Sales in the Territory, (ii) Wholesale Sales to Approved Wholesalers in the Territory, and (iii) through any other trade channel in the Territory.

37.	“Territory” means (i) the United States, including its territories and possessions and (ii) U.S. military bases anywhere in the world.

38.

“Trademark” means registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, design marks, slogans, Internet domain names, rights to social media accounts, and other indicia of source, origin or quality, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing.

39.

“Threshold Sales” means Gross Sales, reduced only by, without duplication, to the extent included in the calculation of Gross Sales, (i) returns of Goods and Services; (ii) sales, value-add, use, excise, duties, tariffs, or similar taxes collected from customers as a separately delineated part of the sale price for Goods and Services; and (iii) shipping and handling (and related insurance) revenue, in each case collected from customers as a separately delineated part of the sale price for Goods and Services.

40.	“Wholesale Sales” means wholesale sales of Licensed Goods and Services in a given Contract Year to any Approved Wholesaler or other wholesale distributor or other account.

Exhibit B

Reserved Goods and Services

[Intentionally Omitted]

Exhibit C

Approved Account List

[Intentionally Omitted]

C-1

Exhibit D

Short Form License Agreement

[Intentionally Omitted]